Amended and Restated Appendix A to the
Amended and Restated Investment Advisory Agreement Between
 Investment Managers Series Trust and Advisors Asset Management, Inc.

Fund	Advisor Fee	Effective Date

AAM/Bahl & Gaynor Income Growth Fund	0.65%	April 1, 2014
AAM/Cutwater Select Income Fund	0.50%	April 1, 2014
AAM/HIMCO Short Duration Fund	0.38%	June 30, 2014

Amended and approved by the Board on March 5, 2014.

Agreed and accepted this ___ day of _______, 2014.

INVESTMENT MANAGERS SERIES TRUST	ADVISORS ASSET MANAGEMENT, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

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